Execution Version

MORNINGSTAR FUNDS TRUST

FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

THE NORTHERN TRUST COMPANY

March 9, 2018

(i)

FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

AGREEMENT made as of March 9, 2018, by and between Morningstar Funds Trust (the “Fund” or the “Trust”), a Delaware statutory trust, and The Northern Trust Company (“Northern”), an Illinois corporation.

WITNESSETH:

WHEREAS, the Fund is a Delaware statutory business trust and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain Northern to provide fund accounting and administration services with respect to the Fund, and Northern is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

1. APPOINTMENT. The Fund hereby appoints Northern to provide services as described hereinafter for the Fund on behalf of its series (each a “Portfolio”) as listed on Schedule A to this Agreement (which may be amended from time to time) for the period and on the terms set forth in this Agreement. Northern accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

2. REPRESENTATIONS AND WARRANTIES.

(a)	Northern represents and warrants to the Fund that:

(i)	Northern is a banking corporation, duly organized and existing and in good standing under the laws of the State of Illinois and shall remain so as long as this Agreement is in effect;

(ii)	Northern is duly qualified to carry on its business in each jurisdiction in which it does business where its activities would require such qualification;

(iii)	Northern is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement and this Agreement constitutes a legal, valid and binding obligation of Northern that is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and other laws affecting rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity;

(iv)	All requisite actions have been taken to authorize Northern to enter into and perform this Agreement;

(v)	Northern has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi)	Northern shall comply in all material respects with all laws, rules and regulations applicable to its fund administration and accounting services business;

(vii)	no legal or administrative proceedings have been instituted or threatened which would materially impair Northern’s ability to perform its duties and obligations under this Agreement;

(viii)	Northern’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Northern or any law or regulation applicable to Northern;

(ix)	Northern has developed and implemented policies and procedures reasonably designed to prevent or detect instances when it is not conducting its business in compliance with all applicable laws and regulations, both state and federal; and

(x)	Northern will notify the Trust promptly if any of the above representations and warranties cease to be true.

(b)	The Fund represents and warrants to Northern that:

(i)	the Fund is a statutory trust, duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	the Fund is an investment company properly registered under the 1940 Act;

(iii)	the Fund has the power under applicable laws and by its organizational documents to enter into and perform this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Fund that is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity;

(iv)	all requisite actions have been taken by the Fund to authorize the Fund to enter into and perform this Agreement;

(v)	no legal or administrative proceedings have been instituted or threatened which would materially impair the Fund’s ability to perform its duties and obligations under this Agreement;

(vi)	the Fund’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it; and

(vii)	the Fund will notify Northern promptly if any of the above representations and warranties cease to be true.

3. DELIVERY OF DOCUMENTS. The Fund will promptly furnish to Northern such copies, properly certified or authenticated, of contracts, documents and other related information that Northern may request in order to properly discharge its duties. Such documents may include but are not limited to the following:

(a)	actions of or on behalf of the Fund authorizing the appointment of Northern to provide certain services to the Fund and approving this Agreement;

(b)	the Fund’s governing documents, [e.g., Agreement and Declaration of Trust, By-Laws, etc.];

(c)	the Fund’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Fund’s Prospectus and Statement of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;

(d)	opinions of counsel, if any, and auditors’ reports; and

(e)	such other agreements, certificates and documents as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

4. SERVICES PROVIDED.

(a)	Northern will provide the following services subject to the control, direction and supervision of the Fund or its designee and in compliance with the procedures which may be established from time to time between the Trust and Northern; and all reasonable resolutions and policies implemented by the Fund:

(i)	Fund Administration, and

(ii)	Fund Accounting.

A general description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

(b)	Northern will also:

(i)	provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Northern or a corporate affiliate of Northern);

(ii)	provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

(iii)	furnish equipment and other materials, which are necessary for provision of the services contemplated herein, promptly after the execution of this Agreement establish service levels for the performance of the services hereunder and submit the same for the approval of the Fund, provide monthly service performance reporting and benchmarking with respect to the observance of such service levels, and promptly correct or improve any material non-observance of such service levels; and

(iv)	keep records relating to the services contemplated herein in such form and manner as Northern may deem appropriate or advisable. Northern shall create and maintain all records relating to its obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder and under applicable federal and state laws. Northern agrees that all such records prepared or maintained by Northern relating to the services provided hereunder (1) are the property of the Fund (2) will be furnished promptly to the Fund or any successor administrator upon request in a format or formats and on a time frame to be mutually agreed but that will permit the Fund to maintain its business operations in the ordinary course and meet its reporting obligations under applicable law and (3) shall at all times during regular business hours of Northern be open for inspection and use by duly authorized officers, employees and agents of the Fund and by the appropriate employees of the Securities and Exchange Commission or any other regulatory agency having jurisdiction over the Fund’s business.

5. FEES AND EXPENSES.

(a)	As compensation for the services rendered to the Fund pursuant to this Agreement, the Fund shall cause to be paid to Northern quarterly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed quarterly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any quarter, the fee for the part of the quarter before such termination shall be prorated according to the proportion which such part bears to the full quarter period and shall be payable upon the date of such termination.

(b)	For the purpose of determining fees calculated as a function of the Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Fund’s Board of Trustees.

(c)	The Fund may request additional services, additional processing, or special reports which are not contemplated in this Agreement, and will provide such specifications and requirements documentation as may be reasonably required by Northern. If Northern elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses as its customary rates and charges as agreed upon by the parties.

(d)	Northern will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Fund agrees to promptly reimburse Northern reasonable expenses incurred for any services, equipment or supplies ordered by or for the Fund through Northern and for any other reasonable expenses that Northern may incur on the Fund’s behalf at the Fund’s request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes, interest, brokerage fees and commissions; salaries and fees of officers and members; processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of partnership existence; expenses of typesetting and printing of offering documents for regulatory purposes and for distribution to current and prospective members of the Fund; expenses of printing and production costs of members’ reports; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with member meetings; trade association dues and expenses; reprocessing costs to Northern caused by third party errors; and any extraordinary expenses and other customary Fund expenses. In addition, Northern may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services in connection with determining the net asset values of any Portfolio of the Fund. The Fund will reimburse Northern for the Fund’s share of the cost of such services based upon the actual usage by the Fund of the services for the benefit of the Fund.

(e)	All fees, out-of-pocket expenses, or additional charges of Northern shall be billed on a quarterly basis and shall be due and payable upon receipt of the invoice.

(f)	In the event that the Fund is more than ninety (90) days’ delinquent in its payments of quarterly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon sixty (60) days’ written notice to the Fund by Northern. The Fund must notify Northern in writing of any contested amounts within ninety (90) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

6. DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.

(a)	Northern shall be responsible for the performance of only such duties as are set forth in this Agreement. In the performance of its duties hereunder, Northern shall be obligated, as applicable, to exercise the reasonable care, skill, prudence and diligence that may reasonably be expected of a professional fund administrator and fund accountant in providing the services called for in this Agreement, including the services referenced in Section 4 of this Agreement, and in all events shall act in good faith in performing the services provided for under this Agreement (the “Standard of Care”). For all purposes of this Agreement, Northern’s failure to satisfy the Standard of Care in connection with the performance of Northern’s duties or obligations hereunder shall be considered “negligence” by Northern.

(b)	Northern shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss or expense directly caused by or resulting from willful misconduct, willful misfeasance, fraud, bad faith or negligence on Northern’s part in the performance of or from reckless disregard by Northern of the obligations and duties specifically set forth in this Agreement. Northern shall not be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement.

(c)	Subject to Sections 6(a) and 6(b) above, Northern shall not be responsible for, and the Fund shall indemnify and hold Northern harmless from and against, any and all losses, damages, costs, taxes, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Northern, any of its agents, or the Fund’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i)	any and all actions of Northern or its officers or agents required to be taken pursuant to this Agreement, except to the extent that a loss or expense is directly caused by or resulting from Northern’s willful misconduct, willful misfeasance, fraud, bad faith, negligence or reckless disregard by Northern of its obligations and duties specifically set forth in this Agreement;

(ii)	the good faith reliance on or use by Northern or its officers or agents of information, records, or documents which are received by Northern or its officers or agents and furnished to them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or any third party on behalf of the Fund;

(iii)	the Fund’s refusal or failure to comply with the terms of this Agreement or the Fund’s actions, or lack thereof, involving willful misconduct, willful misfeasance, fraud, bad faith, negligence or reckless disregard by the Fund of its obligations and duties specifically set forth in this Agreement;

(iv)	the material breach of any representation or warranty of the Fund hereunder;

(v)	the taping or other form of recording of telephone conversations or other forms of electronic communications with shareholders, or reasonable reliance by Northern on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(vi)	the good faith reliance on or the carrying out by Northern or its officers of agents of any instructions reasonably believed to be given by a duly authorized person, or requests of or the Fund or recognition by Northern of any certificates which representing member interests (if any) are reasonably believed to bear the signatures of the officers of the Fund and the countersignature of any transfer agent or registrar of the Fund;

(vii)	any delays, inaccuracies, incompleteness of, errors in or omissions from information or data provided to Northern by data, corporate action or pricing services or securities brokers and dealers;

(viii)	the offer or sale of securities by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state;

(ix)	any failure of the Fund’s offering documents to comply with applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading;

(x)	the failure of the Fund to comply with applicable securities, tax, commodities and other laws, rules and regulations, except to the extent that such failure to comply is directly caused by or results from Northern’s willful misconduct, willful misfeasance, fraud, bad faith, negligence or reckless disregard by Northern of its obligations and duties specifically set forth in this Agreement; and

(xi)

all actions, inactions, omissions, or errors caused by or resulting from the willful misconduct, bad faith or negligence of third parties to whom Northern or the Fund has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund; provided that each of such third parties was chosen by the Fund; provided that if any loss, damage, cost, tax, attorneys’ fee or expense, payment, expense or liability incurred by Northern and for which indemnification is available to Northern hereunder arises or results from any action or inaction taken with respect to or on behalf of less than all the Portfolios of the Fund, only the Portfolios with respect to which such action or inaction was taken shall be responsible for such loss, damage, cost, tax, attorneys’ fee or expense, payment, expense or liability.

(d)	In performing its services hereunder, Northern shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Fund and its custodian, officers and members, agents and other service providers which Northern reasonably believes to be genuine, valid and authorized, and shall be indemnified by the Fund for any loss or expense caused by such reasonable reliance.

(e)	Northern shall indemnify and hold each Portfolio harmless from and against, any and all losses, damages, costs, taxes, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by the Portfolio that directly arise out of or are directly attributable to Northern’s willful misconduct, willful misfeasance, fraud, bad faith, negligence or reckless disregard of its duties hereunder, except to the extent that a loss or expense is directly caused by or resulting from the Trust’s or a Portfolio’s willful misconduct, willful misfeasance, fraud, bad faith, negligence or reckless disregard by the Trust or a Portfolio of their obligations and duties specifically set forth in this Agreement.

(f)

In connection with any indemnification provided pursuant to this Agreement, the indemnified party may make claims for indemnification by giving written notice thereof to the indemnifying party, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. The indemnifying party shall be entitled to direct the defense against a third-party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third-party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party, and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third-party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third-party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party. The indemnifying party shall have the right to settle any third-party claim or liability without the consent of the indemnified party provided that such settlement (i) fully releases the indemnified party from any liability and provides no admission of wrongdoing, and (ii) does not subject the indemnified party to any additional obligation, whether financial or otherwise. In the event that any such settlement does not meet the requirements of (i) and (ii) above, then the indemnified party must consent to such settlement in writing, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnified party shall use reasonable efforts to mitigate any loss for which the indemnifying party may be liable under its indemnification.

(g)	The indemnifications contained hereunder shall survive the termination of this Agreement.

(h)	Upon reasonable request of the Fund, Northern shall provide the Fund with a copy of Northern’s Service Organizational Control (SOC) 1 reports (or any successor reports) (a “SOC Report”) prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16) as well as “gap” or “bridge” letters covering interim periods and confirming the findings of the most recent SOC Report provided, in such forms and upon such occurrences as Northern provides to its fund administration and fund accounting clients generally.

7. CONFIDENTIALITY.

(a)

Any and all information, data, materials, etc., provided or to which access was granted under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding or relating to the Disclosing Party’s business, operations, shareholders, customers, officers, employees, and affiliates shall be treated as confidential (“Confidential Information”). Confidential Information shall include, but is not limited to, (a) any technical and/or business information relating to a Disclosing Party’s products, research and development, production, costs, information systems, profit or margin information, finances, marketing, business processes or procedures, future business plans, and (b) any information, data or materials containing personally identifiable information regarding current, prospective or former shareholders, officers, employees, agents, and/or any other client of a Disclosing Party and/or its affiliates. The following type of information is not subject to the disclosure and use restrictions of this Agreement: (a) information that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) information that is independently developed by the Receiving

Party without use or reference to Confidential Information as demonstrated by tangible evidence, (c) information that was disclosed to the Receiving Party by a third party without any restrictions on its use or disclosure, provided the third party is not, to the best of the Receiving Party’s knowledge, itself in breach of any obligations of confidence with respect to such information, (d) subject to Section 7(e) below, information that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (e) information that is disclosed as required by operation of law or regulation, or (f) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Further, each party agrees and represents that in no case would information it provides under this Agreement be used against it in a manner that is adverse to its interests (including its interests in competitive businesses). All Confidential Information disclosed by the Disclosing Party in connection with the performance of services under this Agreement shall be and remain the absolute and exclusive property of the Disclosing Party forever.

(b)	All Confidential Information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The Receiving Party will restrict disclosure of Confidential Information solely to those of its employees with a need to know and will not disclose the Confidential Information of the Disclosing Party to any third party without the Receiving Party’s prior written authorization.

(c)	The Receiving Party, its trustees, officers, employees, representatives, agents, contractors and advisors, agrees to treat all Confidential Information as confidential by, among other things, maintaining a secure system for the handling of Confidential Information and exercising at least that degree of care that a Party exercises with respect to maintaining the confidentiality of its own proprietary or confidential information that it desires not to be disclosed to a third party, but in no event less than a commercially reasonable degree of care. In addition, the Receiving Party will advise its employees and contractors, who receive or have access to the Confidential Information of the Disclosing Party, of the obligation of confidentiality hereunder.

(d)	The Receiving Party agrees not to permit the use or possession of Confidential Information of the Disclosing Party in whole or in part for any purpose, regardless of its relationship to the services to be provided by Northern, by any third party not authorized in advance and in writing by the Disclosing Party.

(e)	In the event a Receiving Party is directed by a valid court order or other judicial or administrative process to disclose the Confidential Information of the Disclosing Party, the Receiving Party agrees to provide the Disclosing Party with prompt notice of such order or process, if not legally prohibited from doing so, so that the Disclosing Party may seek a protective order or other remedy.

(f)	The Receiving Party will notify the Disclosing Party as soon as reasonably possible if required by law or regulation of any theft, loss, misplacement, or breach of security of any Confidential Information, in whatever form, and of any disclosure of any Confidential Information in violation of this Agreement. The parties agree and acknowledge that a Disclosing Party shall suffer irreparable harm, damage, and loss in the event that any of its Confidential Information is used for unauthorized purposes or comes into the possession of any unauthorized person. Accordingly, in the event of any breach or threatened breach of this Agreement, either party shall be entitled to seek injunctive relief, including specific performance, in addition to all other remedies available at law or in equity.

(g)	Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of Confidential Information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions, as necessary solely for the purpose of rendering services under this Agreement; provided that any such person to whom Confidential Information is disclosed shall be informed of the confidentiality of such information and the confidentiality covenants of this Agreement; and provided further, that the Receiving Party shall be responsible for any breach of this Agreement by any such person to whom Confidential Information is disclosed.

8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Fund:

Morningstar Funds Trust

22 W. Washington Street

Chicago, IL 60602

Attention: D. Scott Schilling, CCO

Fax: (312) 696-6001

If to Northern:

The Northern Trust Company

50 LaSalle Street

Chicago, Illinois 60603

Attention: Chad Hecht

Fax: (312) 557-1744

9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.

10. FORCE MAJEURE. As long as Northern maintains a business continuity plan as provided in Section 19 of this Agreement, Northern shall not be responsible or liable for any harm, loss or damage suffered by the Fund, its members, or other third parties or for any failure or delay in performance of Northern’s obligations under this Agreement arising out of or caused, directly or indirectly, by a Force Majeure. In the event of a Force Majeure, any resulting harm, loss, damage, failure or delay by Northern will not give the Fund the right to terminate this Agreement. “Force Majeure” means any event beyond Northern’s reasonable control (including but not limited to power or other mechanical failure, work stoppage, computer virus, national state or local disaster, communication disruption or errors or interruptions caused by the Fund or third parties, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion or, fission or radiation).

11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

12. TERM.

(a)

This Agreement shall become effective on the date indicated above. Except as set forth in Section 5(f), this Agreement shall have an initial term of five (5) years from the date indicated above (the “Initial Term”) and shall thereafter continue in effect from year-to-year (each, a “Renewal Term”) unless terminated by either party on not less than 120 days’ prior written notice to the other party before the expiration of the Initial Term or then applicable Renewal Term. Unless a party has given written notice of the termination of this Agreement, the parties shall agree on any changes to Schedule A not later than 120 days before the expiration of the Initial Term or Renewal term, as applicable, and such changes shall be effective as of the first day of the next succeeding Renewal Term. Upon termination of this Agreement, the Fund shall pay Northern such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

(b)	Upon termination of the Agreement and proper instructions from the Fund, Northern shall (i) immediately and permanently delete or dispose of all copies of the Fund’s Confidential Information in a secure manner to prevent unauthorized access to such data; (ii) at the request of the Fund return to the Fund the originals and copies of any Confidential Information or (iii) transfer any Confidential Information to a successor custodian, unless Northern is required under applicable law or regulation to retain copies of such Confidential Information. Upon written request by the Fund, Northern shall promptly provide the Fund with a written notice certifying that all copies of Confidential Information have been deleted in accordance with the prior sentence. Notwithstanding the foregoing return/destruction obligation but without limiting any other of its obligations hereunder, Northern shall not be required to return/destroy any of the Fund’s Confidential Information that is stored in Northern’s permanent electronic archives.

(c)	Notwithstanding the foregoing, should the Agreement be terminated by either party for any reason and if requested by the Fund, Northern agrees to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then current fee schedule and for a reasonable period of time up to four months after the date of termination to be agreed upon by the parties in good faith, in order to provide the orderly transition of services to an alternative service provider designated by the Fund so that, to the extent feasible, the services are maintained without interruption. The Fund shall reimburse Northern for additional costs (to be mutually agreed upon by the parties) which are reasonably incurred by Northern in the transition. Northern will also provide reasonable assistance to its successor in connection with such transfer, subject to the payment of such reasonable expenses and charges as Northern customarily charges for such assistance.

13. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

14. ASSIGNABILITY. This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party, except that Northern may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with Northern.

15. HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

16. GOVERNING LAW. This Agreement shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof.

19. BUSINESS CONTINUITY PLAN. Northern shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions in the event of power or other mechanical failure, work stoppage, computer virus, national state or local disaster, governmental action, communication disruption or other event that may impair Northern’s performance of services hereunder and that is beyond Northern’s control. Northern will maintain a business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. Northern will test the adequacy of its business continuity plan at least annually. Upon request by the Fund, Northern will provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts Northern’s provision of services under this Agreement, Northern will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan. Northern represents that its business continuity plan is appropriate for its business as a provider of fund administration services to investment companies registered under the 1940 Act. Northern shall also enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision, at a level Northern believes consistent with other similarly situated providers of administration and accounting services, for (i) periodic back-up of the computer files and data with respect to the Fund and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. If access or use of Northern’s services is interrupted, the appropriate backup shall be activated within a commercially reasonable time to minimize disruptions. In the event of a service disruption due to reasons beyond Northern’s control, Northern will use commercially reasonable efforts to mitigate the effects of such a disruption. Upon reasonable request, Northern shall discuss with the Fund any business continuity plan of Northern and/or provide a high-level presentation summarizing such business continuity plan.

20. INFORMATION SECURITY PROGRAM.

Northern will take commercially reasonable steps to safeguard sensitive or confidential Fund information, including Confidential Information as provided in Section 7 of this Agreement, to protect it from unauthorized disclosure, and to comply with state and federal laws and regulations regarding confidentiality, privacy, and security applicable to Northern (“Privacy and Security Laws”), including the following:

(a)	Northern will assign system access rights to its employees on a “need to know” or “least privilege” basis such that only employees that need access to certain information to perform their job are granted such access. Northern will cause entitlement reviews to be conducted annually, and access right controls to be tested as part of its external auditor’s report on internal controls (e.g. its SSAE-16 Type II SOC1 or similar report and any applicable successors thereto).

(b)	Northern will require its employees to participate in annual security awareness training appropriate to their job function.

(c)	Northern will develop, maintain and adhere to commercially reasonable internal control standards defining requirements for access control, application and system development, authentication, remote access, data classification, operational security, network security and physical security. Such policies and control standards will be closely aligned with generally recognized regulatory and security frameworks such as ISO, FFIEC, NIST and COBIT. Northern will cause such internal control standards to be regularly examined by its internal audit department and validated at least annually by both its internal audit department and an independent firm with the results outlined in an SSAE-16 Type II SOC1 or similar report and any applicable successors thereto.

(d)	Northern will use encryption technology that provides a commercially reasonable level of security that complies with applicable regulatory requirements for the electronic transmission of Fund data over public networks.

(e)	Northern will employ a commercially reasonable process for vulnerability management, including:

(i)	Internal and external network vulnerability scans conducted at least quarterly;

(ii)	Network and application layer penetration test conducted at least annually;

(iii)	System, application and source code scanning and analysis processes;

(iv)	A framework for remediation of findings is performed by a risk-based ranking of vulnerabilities and prioritization of critical and high patches; and

(v)	A process to identify newly discovered security vulnerabilities and update system and application standards to address new vulnerability issues.

(f)	Northern will deploy firewalls, filtering routers or other similar network segmentation devices between networks providing services anticipated by this Agreement and other networks to control network traffic and minimize exposure to a network compromise and will configure its firewalls, network routers, switches, load balancers, name servers, mail servers, and other network components in accordance with industry standard practices.

(g)	Northern will test the implementation of its information security measures by using an industry recognized third party that employs industry standard network, system, and application vulnerability scanning tools and/or penetration testing. Northern will also obtain, test, and apply relevant service packs, patches, and upgrades to the software and hardware components used to provide services under this Agreement. Vulnerability management will include, at a minimum, full application penetration tests by a qualified party, patch management to apply the latest security patches on a regular basis.

(h)	Northern will implement and maintain up-to-date commercially available virus and malicious code detection and protection product(s) capable of detecting, removing, and protecting against viruses and other forms of malicious software, including spyware and adware on its network used to provide services under this Agreement.

(i)	Northern will use commercially reasonable storage and disposal methods for Fund information/data, including paper shredders, CD/DVD shredders, and NIST standard multi-pass wipe magnetic disk software.

(j)	With respect to Fund data residing on Northern’s systems, Northern will:

(i)	Employ commercially reasonable security controls and tools to monitor information processing systems and log key events such as user activities (including root or administrative access), exceptions, successful and unsuccessful logins, access to audit logs, unauthorized information processing activities, suspicious activities and information security events;

(ii)	Regularly back up security logs to a central location, protected against tampering and unauthorized access;

(iii)	Retain security logs for at least one year;

(iv)	Perform frequent reviews of security logs associated with Northern’s network used to provide services under this Agreement and take necessary actions to protect against unauthorized access or misuse of Fund data;

(v)	Synchronize the clocks of all relevant information processing systems using an authoritative national or international time source;

(vi)	Incorporate date and time stamp into security log entries;

(vii)	Employ, monitor and keep up to date network intrusion detection systems, host-based intrusion detection systems, or intrusion prevention systems to monitor all network traffic and alert personnel to suspected compromises; and

(viii)	Respond appropriately to alerts reported by intrusion detection systems, host-based intrusion detection systems, or intrusion prevention systems.

(k)	Northern will adopt and implement commercially reasonable control standards to manage the information security and technology risks associated with its use of third-party service providers to store, transmit or process Fund data. Such standards will be designed to satisfy requirements of the FFIEC and other applicable regulatory bodies.

(l)	Northern shall (1) conduct reasonable due diligence to select and retain third party service providers and subcontractors that are capable of maintaining security consistent with this Agreement and complying with Privacy and Security Laws and other applicable legal requirements; (2) contractually require such service providers and subcontractors to maintain such security; and (3) regularly assess and monitor third party service provider’s and subcontractor’s compliance with the applicable security required in this Agreement and by law, including, without limitation Privacy and Security Laws.

(m)	As permitted by applicable law and in accordance with Northern’s policies, prior to hire, Northern shall conduct, or cause to be conducted, reasonable background checks of any Northern employee or contractor that will have access to PII or Fund Confidential Information. Northern shall not permit any employee or contractor to have access to PII or Fund Confidential Information if such employee or contractor has been convicted of a crime that would bar such employee from working for a financial institution.

(n)	Upon notice to Northern, not more than once per year during the term of the Agreement or any time after a Security Breach, the Trust may undertake a due diligence of Northern’s information security controls, as it relates to this Agreement. Such due diligence shall be performed during regular business hours and at a time mutually agreed upon between the parties, no later than fifteen (15) days after the Trust’s initial request of such due diligence. Such due diligence may include requesting to view policies (which may be summaries thereof) or other relevant documentation, including any available and relevant third party audit reports (e.g. SSAE 16 SOC2 reports), and conducting interviews with key security personnel.

(o)	In the event that Northern comes into possession of personally identifiable information of the Fund’s shareholders (“PII”) in the provision of services contemplated under this Agreement:

(i)	Northern will use PII only to provide such services.

(ii)	Northern will implement industry standard commercially reasonable measures that are designed to: (w) ensure the security and confidentiality of PII in its possession or control; (x) protect against any anticipated threat or hazards to the security or integrity of PII; (y) protect against unauthorized access to or use of PII that could result in substantial harm or inconvenience to the Fund or any of the Fund’s shareholders, and (z) ensure that PII is disposed of properly.

(iii)	Northern will implement and maintain a formally documented security incident response plan that includes formation of an incident response team, categorization of incidents, and responsibility for receiving alerts and investigations.

(iv)	If Northern confirms that there has been an unauthorized use, exposure, access, disclosure, or loss of PII or other Confidential Information of the Fund or any of the Fund’s shareholders through a breach of Northern’s firewall or similar event through which a third party gains unauthorized access to Northern’s electronic systems (“Security Breach”), Northern will provide notice of such Security Breach to the Fund as soon as reasonably possible if required by law or regulation or if Northern reasonably determines that the Security Breach is likely to result in harm to the Fund or the Fund’s shareholders, and such notice shall be provided as required by law and without undue delay.

(v)	Except as may be required by law or as may reasonably be deemed necessary by Northern, Northern will use commercially reasonable efforts to remedy any Security Breach as soon as possible.

(vi)	As to any Security Breach for which Northern provides or is required to provide notice as set forth above, Northern (i) will provide the Fund with regular updates at agreed upon intervals regarding its investigation of such Security Breach, including what is known at that time, the cause, remedial steps and future plans to prevent a recurrence of the same or similar breach or suspicious activity’ and (ii) will reasonably cooperate with the Fund security investigation activities and with the preparation and transmittal of any notice or any action required by law, to be sent or done for customers or other affected third parties regarding such Security Breach.

21. PORTFOLIO BY PORTFOLIO BASIS. This Agreement is executed by the Fund with respect to each of its Portfolios and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Portfolio under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Portfolio and shall be payable solely from the available assets of such particular Portfolio and shall not be binding upon or affect any assets of any other Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly thereunto authorized representatives as of the date written above.

MORNINGSTAR FUNDS TRUST

By:

Name:	Daniel Needham
Title:	Director and Principal Executive Officer

The undersigned, D. Scott Schilling, does hereby certify that he/she is the duly elected, qualified and acting Secretary of Morningstar Funds Trust (the “Fund”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Fund with full power and authority to execute this Fund Administration and Accounting Services Agreement on behalf of the Fund and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

Secretary

THE NORTHERN TRUST COMPANY

By:

Name:
Title:

SCHEDULE A

FEES, EXPENSES AND PORTFOLIOS

Fund Administration and Accounting

A.	For the services rendered under this Agreement, the Fund shall cause to be paid to Northern out of the assets of the Fund the fees as agreed between the Fund and Northern from time to time. The initial fees are set forth in the attached Exhibit to this Schedule.

B.	Out-of-pocket expenses, including but not limited to those in Section 5(d), will be computed and billed by Northern and payable quarterly by or on behalf of the Fund.

C.	List of Portfolios for which services are to be provided:

Morningstar U.S. Equity Fund

Morningstar International Equity Fund

Morningstar Global Income Fund

Morningstar Total Return Bond Fund

Morningstar Municipal Bond Fund

Morningstar Defensive Bond Fund

Morningstar Multisector Bond Fund

Morningstar Unconstrained Allocation Fund

Morningstar Alternatives Fund

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SCHEDULE B

FUND ADMINISTRATION SERVICES DESCRIPTION

I.	Financial Reporting

A.	Prepare management reports and Fund materials, such as unaudited financial statements and summaries of distributions.

B.	Report Fund performance to outside services directed by Fund management.

C.	Prepare and coordinate printing of Fund’s annual reports

II.	Regulatory Affairs and Partnership Governance

A.	Provide support with respect to routine regulatory examinations or investigations of the Fund.

III.	General Administration

A.	With the Fund’s input, prepare Fund, or Portfolio expense projections and establish accruals, including expenses based on a percentage of average weekly net assets (advisory and administrative fees) and expenses based on actual charges annualized and accrued weekly (audit fees, registration fees, etc.).

B.	Coordinate all communications and data collection with regard to any regulatory examinations and yearly audits by independent accountants.

C.	Monitor and conform the Fund’s monthly securities cost accounting methodology to generally accepted accounting principles and to requirements set forth in the Private Placement Memorandum.

IV.	Specific Services

Northern, as Administrator, shall provide the following services in respect of each Portfolio, in each case, subject to (1) the control, supervision and direction of the Portfolio’s investment adviser and the Board of Trustees of the Fund and (2) the review and comment by the Fund’s auditors and legal counsel and in accordance with procedures that may be established from time to time between the Trust and Northern:

Description of Administration Services on a Continuous Basis:

•	Maintain accurate and complete Board and regulatory filing calendars;

•	Prepare for filing with the Securities and Exchange Commission (“SEC”) the following documents as applicable: Form N-SAR, Form N-CSR, Form N-Q, Form N-PX, Form N-PORT, N-CEN, and all amendments to the Registration Statements, including annual updates of the Prospectus(es) and SAI(s) for the Portfolios and any supplements thereto;

•	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of related payment, if necessary;

•	Support Fund counsel with the preparation and filing of proxy statements and combined prospectus/proxy statements with the SEC;

•	Attend and assist in the conduct of shareholder meetings and prepare scripts for and minutes of such meetings;

•	Advise and consult with the investment adviser on matters pertaining to new Portfolio launches or new share classes, and assist with the deregistration of a fund/class when applicable;

•	Prepare and review with Fund counsel and the investment adviser the agenda, resolutions and notices for all requested Board of Trustees and Committee meetings, attend meetings as appropriate or requested, prepare minutes for Board and Committee meetings;

•	Maintain copies of the Trust’s Declaration of Trust and By-Laws;

•	Maintain certain books and records of the Portfolios as required under Rule 31a-1 of the 1940 Act and comply with SEC requirements in advance of and during examinations;

•	Assist the Fund in the production of documentation for routine regulatory examinations of the Fund and its Portfolios relative to Board and Committee meetings and filings described herein and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters;

•	As requested, coordinate with insurance providers, including solicitation of bids for trustees & officers/errors & omissions insurance and fidelity bond coverage, monitor assets to ensure adequate fidelity bond coverage is maintained and file the fidelity bond policy with the SEC pursuant to Rule 17g-1;

•	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Fund and its Portfolios and update the Board, the investment adviser on such developments;

•	Act as liaison between the provider of Blue Sky services and the investment adviser in matters relating to the Fund’s compliance with State Blue Sky filing requirements;

•	Monitor the Fund’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, and advise the Fund and the investment adviser of any potential or actual violations;

•	Conduct daily post-trade compliance testing of the Portfolio with respect to mutually agreed upon provisions of the 1940 Act, the Internal Revenue Code, the Registration Statements, or other limitations as requested and provide reporting to the designated officer(s) of the Fund as mutually agreed upon;

•	Prepare the Portfolio’s federal and applicable state tax returns and extension requests for review and signature by the Fund’s independent accountants; Northern will then furnish the signed returns to the Fund’s Treasurer for execution and filing with the appropriate authorities;

•	Prepare Form 1099-MISC (for Trustees and vendors);

•	Provide data to assist in the preparation of year-end shareholder reporting (1099s for shareholders) to each shareholder of the Funds;

•	Compute tax basis provisions for both excise and income tax purposes;

•	Prepare annual minimum distribution calculations (income and capital gain) for review and sign off by the investment adviser prior to their declaration; provide no less than two month-end estimates of distribution amounts (e.g., as of August 31 and September 30) per Fund in advance of the final calculations, using equalization in such calculations if directed by the investment adviser and the Funds;

•	Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants and provide office facilities for audits as necessary;

•	Prepare and file, with the assistance of the investment adviser, the annual and semi-annual shareholder reports and quarterly Schedules of Investments to be filed with the SEC;

•	Prepare for review by the designated officer(s) of the Fund annual fund expense budgets, perform accrual analyses and rollforward calculations on a periodic basis and recommend changes to fund expense accruals on a periodic basis;

•	Calculate, for purposes of the payment of routine or fixed expenses, the allocation among applicable Portfolios and process the payment of these routine or fixed expenses pursuant to a standing instruction.

•	Calculate, for purposes of the payment of variable or extraordinary expenses (e.g., invoices from fund counsel), the allocation among applicable Portfolios; Furnish sufficient detail to an authorized person of the investment adviser for review and approval of the variable or extraordinary expenses; Process the invoice payment upon receipt of the approval from the authorized person;

•	Calculate and provide income and expense ratios;

•	Prepare and furnish total return performance information for the Funds, including such information on an after-tax basis, calculate in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the investment adviser;

•	Provide sub-certifications in connection with the requirements of the Sarbanes-Oxley Act of 2002 with respect to services provided by Northern; and

•	Provide Northern’s Compliance Program for Registered Fund Clients annually;

•	Provide the results of testing of the key controls of Northern’s compliance program for 1940 Act registered fund clients quarterly.

SCHEDULE C

FUND ACCOUNTING SERVICES DESCRIPTION

I.	General Description

Northern shall provide the following accounting services to the Fund:

A.	Maintenance of the books and records for the Fund’s assets in respect of each Portfolio of the Fund, including records of all securities transactions.

B.	Calculation of the Fund’s net asset value in accordance with the Memorandum and generally accepted accounting principles.

C.	Accounting for portfolio transactions, dividends and interest received, expenses and distributions made by the Fund.

D.	Coordinate with the Fund’s independent auditors with respect to the annual audit, and as otherwise reasonably requested by the Fund.

E.	Production of transaction data, financial reports and such other periodic and special reports that the Fund may reasonably request.

F.	Reconcile records with the Fund’s custodian and depository banks.

II.	Specific Services

FUND ACCOUNTING SERVICES

Northern shall provide the following services in respect of each Portfolio, in each case, subject to (1) the control, supervision and direction of the investment adviser and the Board of Trustees of the Fund and (2) the review and comment by the Fund’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Fund and Northern:

Description of Accounting Services on a Continuous Basis:

•	Establish the accounting policies of the Fund and, in connection therewith, consult with the Fund’s officers, independent auditors, legal counsel, custodian, fund accountant, distributor and transfer agent;

•	Ensure that accounting policies shall be in accordance with the Fund’s Prospectus and Statement of Additional Information, the Fund’s Valuation Procedures, and generally accepted accounting principles;

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•	Maintain the books and records for each Portfolio’s assets, including records of all securities transactions;

•	Calculate each Portfolio’s net asset value per share per class, utilizing security prices obtained from authorized pricing services as specified in the Fund’s Valuation Procedures and deliver Net Asset Value to appropriate parties as agreed upon;

•	Price each Fund’s portfolio holdings, assets and liabilities in accordance with the Fund’s Valuation Procedures;

•	Reconcile positions, entitlements, and cash with custody records and provide the investment adviser with cash balances available for investment purposes;

•	Compute, as appropriate, and in consultation with the Fund’s auditors and tax advisors, the net income and capital gains and losses, distributions, dividend payables, dividend factors, weighted average maturity, or yields;

•	Compute unrealized appreciation and depreciation on securities held by the Funds;

•	Calculate premium amortization and discount accretion on fixed income securities purchased at a price other than face value, if requested by the investment adviser; the Fund will be responsible for providing security specific information to the extent amortization or accretion to amounts other than face value are required;

•	Post Portfolio transactions to appropriate general ledger categories as to support financial statement presentation;

•	Calculate monthly SEC yield, as applicable, and transmit information as required by the investment adviser;

•	Accrue expenses as established in the expense budget of the Portfolios and in accordance with the Multiple Class Expense Allocation Plan adopted pursuant to Rule 18f-3, if applicable;

•	Compute outstanding receivable and payable balances for unsettled security trades and unsettled shareholder transactions;

•	Compute income and expense accruals; the Fund will be responsible for directing Northern with respect to any uncollectible income amounts which should be written off and for approval of expense accrual rates;

•	Coordinate with the Fund’s independent auditors and provide accounting reports in connection with the Fund’s regular annual audit and other routine audits and examinations by regulatory agencies; Maintain historical tax lots for each security; and

•	Provide the Fund, the investment adviser, and other authorized parties with reports from the Fund’s books and records on a periodic basis as required, or otherwise upon reasonable request.

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